Exhibit 99.5
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-------------------------------- PRESS RELEASE ---------------------------------
Aqua Care Systems, Inc.                                            March 8, 2001
Coral Springs, Florida                                     For immediate release

                 AQUA CARE SYSTEMS, INC. BOARD RECOMMENDATION TO

                     SHAREHOLDERS REGARDING $2.25 PER SHARE

                          AV, INC. PARTIAL TENDER OFFER

CORAL SPRINGS, FLORIDA - March 8, 2001 - Aqua Care Systems, Inc. (Nasdaq SmallCap Market: AQCR) today announced that its Board of Directors voted to recommend that Aqua Care Shareholders accept a modified offer by AV, Inc. to purchase up to 1,050,000 shares of the Company's common stock for $2.25 per share. The AV tender offer was increased from an original offer to purchase up to 900,000 shares. The Company was advised that AV, Inc. intends to file the necessary amendment to its offering documents early next week. The Board rejected AV, Inc.'s offer for up to 900,000 shares.

In making its determination, the Company's Board considered a number of factors. The Company has filed a Schedule 14d-9 with the U.S. Securities and Exchange Commission, which contains a discussion of such factors and additional information regarding the AV Offer and the Board's decision in connection therewith. Please refer to the Schedule 14d-9 as filed with the Securities and Exchange Commission for further information.

Aqua Care Systems, Inc., based in Coral Springs, Florida, currently designs, manufactures and sells fluid handling, filtration and water purification systems and products.

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The statements in this press release that are not historical facts constitute
"forward-looking statements" that involve risks, uncertainties and other facts that may cause actual results to be materially different from those set forth in the forward-looking statements. Such factors include but are not limited to the following: general economic and business conditions; competition; the ability to implement and the effectiveness of business strategy and development plans; quality of management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; and availability and cost of raw materials and supplies. Aqua Care Systems, Inc. will not undertake and specifically declines any obligation to publicly release events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:
Aqua Care Systems, Inc.
Norman J. Hoskin - President & CEO
(954) 796-3338